EX-35.6
(logo) MIDLANDLOANSERVICES

March 1, 2008

Ms. Karen A. Merson
Compliance Specialist
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045-1951

JP Morgan Chase Commercial Mortgage Securities Inc.
Commercial Mortgage Pass-Through Certificates
Series 2007-CIBC20
Pooling and Servicing Agreement

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; (ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and (iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

Nature and Status of Failures: None.

MIDLAND LOAN SERVICES, INC.

/s/ Steven W. Smith
Steven W. Smith
President and Chief Operating Officer

A Member of the PNC Financial Services Group
P.O. Box 419127 Kansas City Missouri 64141-6127 www.midlandls.com 913 253 9000 T 913 253 9001 F